Exhibit 10.9

Type A Template

LOCAL BOUNTI CORPORATION

490 Foley Lane, Hamilton, MT 59840

[Date]

[Employee Name]

Re:	EMPLOYMENT AGREEMENT

Dear [Name]:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Employee” or “you”) and Local Bounti Corporation, a Delaware corporation (the “Company”), sets forth the terms and conditions that shall govern the period of Employee’s employment with the Company and its affiliates (referred to hereinafter as “Employment” or the “Employment Period”) effective as of immediately after the Closing of the Mergers (as those terms are defined in the Merger Agreement (as defined below)) (the “Effective Date”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Employee’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Employee is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Employee’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Employee’s Employment with the Company may change over time, nothing shall change the at-will nature of Employee’s Employment. This Section 1(a) shall be limited to the extent required under applicable law.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Employee in the position of Co-Chief Executive Officer. Employee will report to the Company’s Board of Directors (the “Board”). Employee will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Employee’s position or as otherwise may be assigned or delegated to Employee by the Board.

(c) Obligations to the Company. During the Employment Period, Employee shall perform Employee’s duties faithfully and to the best of Employee’s ability and will devote Employee’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Board, Employee shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the ownership interests in any other entity. Notwithstanding the foregoing, Employee may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of the Board; provided that such activities do not individually or in the aggregate interfere with the performance of Employee’s duties under this Agreement or create a potential business or fiduciary conflict, with an additional list of permitted activities attached hereto as Annex I (“Permitted Activities”). Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during Employee’s Employment.

(d) Business Opportunities. During Employee’s Employment, Employee shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Employee’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Employee under this Agreement.

(e) No Conflicting Obligations. Employee represents and warrants to the Company that Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement or that would otherwise prohibit Employee from performing Employee’s duties with the Company. In connection with Employee’s Employment, Employee shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Employee or any other Person has any right, title or interest and Employee’s Employment will not infringe or violate the rights of any other Person. Employee represents and warrants to the Company that prior to the Effective Date, Employee shall have returned all property and confidential information belonging to any prior employer.

2. Base Salary. The Company shall pay Employee, as compensation for Employee’s services, a base salary at a gross annual rate of $[        ], less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2, together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Employee’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Employee’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

3. Employee Benefits. During the Employment Period, Employee shall be eligible to (a) participate in the paid time off program of the Company, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Employee for necessary and reasonable business expenses incurred in connection with Employee’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Employee’s Employment, Employee shall only be entitled to (a) any accrued but unpaid Base Salary, (b) all other benefits earned and expenses to be reimbursed as described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the Termination Date, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, (c) any payments of or with respect to equity awards of the Company (or any affiliate) in accordance with the terms of such awards, and (d) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”). All Accrued Benefits shall be paid in accordance with applicable law and the terms of the applicable plan, program or agreement (if any) governing such payment or benefit.

6. Termination Benefits.

(a) Involuntary Termination Not in Connection with a Change in Control. If Employee’s Termination Date (as defined below) occurs (i) due to termination by the Company for a reason other than Cause, Employee becoming Disabled or Employee’s death, or (ii) due to resignation by Employee on account of Good Reason (as defined below) (each, an “Involuntary Termination”), in any case at any time other than at or during the twelve (12)-month period immediately following a Change in Control (as defined in the 2021 Plan), then, subject to Section 7 (other than with respect to the Accrued Benefits), Employee will be entitled to the following:

(i) Accrued Benefits. The Company will pay Employee all Accrued Benefits.

(ii) Severance Payment. Employee will receive continuing payments of severance pay at a rate equal to Employee’s Base Salary as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason), for a period of 12 months from Employee’s Termination Date, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures. Payments pursuant to this Section 6(a)(ii) shall commence on the Release Deadline (as defined in Section 7(a)) provided that the first payment shall include any amounts that would have been paid to Employee if payment had commenced on Employee’s Termination Date.

(iii) Continued Employee Benefits. If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and/or Employee’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s Termination Date) until the earlier of (A) a period of 12 months from the Termination Date, or (B) the date upon which Employee and/or Employee’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company is not subject to the requirements of COBRA, the COBRA reimbursements described in this Section 6(a)(iii) will be made to Employee as if Employee had been entitled to and elected COBRA coverage within the applicable time period. COBRA reimbursements will be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Employee or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010 (the “ACA”).

(iv) Equity. If the Employee’s termination date is at least twelve (12) months following the Employee’s start date with the Company, all of Employee’s unvested and outstanding equity awards that would have become vested had Employee remained in the employ of the Company for the 12-month period following Employee’s termination of employment shall immediately vest and become exercisable as of the date of Employee’s termination.

(b) Involuntary Termination in Connection with a Change in Control. If during the twelve (12)-month period beginning on a Change in Control (excluding, for avoidance of doubt, the transactions contemplated by the Merger Agreement), an Involuntary Termination of Employee’s Employment occurs, then, subject to Section 7 (other than with respect to the Accrued Benefits), Employee will be entitled to the following (in lieu of the payments and benefits described in Section 6(a) above):

(i) Accrued Benefits. The Company will pay Employee all Accrued Benefits.

(ii) Severance Payment. Employee will receive a lump sum severance payment equal to 2.0 times Employee’s Base Salary as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason), less all required tax withholdings and other applicable deductions, which lump sum payment will be paid on the Release Deadline.

(iii) Continued Employee Benefits. If Employee elects continuation coverage pursuant to COBRA, for Employee and/or Employee’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s Termination Date) until the earlier of (A) a period of 24 months from the Termination Date, or (B) the date upon which Employee and/or Employee’s eligible dependents become covered under similar plans. Notwithstanding the foregoing, if the Company is not subject to the requirements of COBRA, the COBRA reimbursements described in this Section 6(b)(iii) will be made to Employee as if Employee had been entitled to and elected COBRA coverage within the applicable time period. COBRA reimbursements will be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Employee or the Company under either Section 105(h) of the Code or the ACA.

(iv) Equity. If the Employee’s termination date is at least twelve (12) months following the Employee’s start date with the Company, all of Employee’s unvested and outstanding equity awards that would have become vested had Employee remained in the employ of the Company following Employee’s termination of employment shall immediately vest and become exercisable as of the date of Employee’s termination.

(c) Disability; Death; Voluntary Resignation; Termination for Cause. If Employee’s Termination Date occurs due to (A) Employee becoming Disabled or Employee’s death, (B) Employee’s voluntary resignation other than for Good Reason, or (C) the Company’s termination of Employee’s employment with the Company for Cause, then Employee or Employee’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company.

(d) Exclusive Remedy. In the event of the termination of Employee’s Employment with the Company (or any affiliate or successor), the severance payments and benefits set forth in this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement other than the Accrued Benefits.

(e) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment or benefit.

7. Conditions to Receipt of Termination Benefits.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement (other than Accrued Benefits) is subject to Employee signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Employee’s Termination Date (the “Release Deadline”). If the Release is not effective by the Release Deadline, Employee will forfeit any right to severance payments or benefits under Section 6 of this Agreement (other than Accrued Benefits). Subject to the foregoing, to become effective, the Release must be executed by Employee (or Employee’s representative in the event of Employee’s death or Disability following the Termination Date) and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Employee (or Employee’s representative, if applicable) having revoked the Release.

Without regard to any special timing provisions set forth in Section 6 of this Agreement, any severance payments or benefits under Section 6 (other than Accrued Benefits) that are Deferred Payments (as defined in Section 8(a)) will be paid or commence on the first payroll date following the date on which the Release becomes effective unless the Release Deadline would have occurred in a subsequent calendar year to the date on which the Release becomes effective, in which case the severance payments and benefits that are Deferred Payments shall be paid or commence on the first payroll period of the calendar year following the calendar year in which the Termination Date occurs. For the avoidance of doubt, Accrued Benefits are not subject to the provisions of this Section 7(a).

(b) Confidential Information Agreement. Employee’s receipt of any severance payments or benefits under Section 6 will be subject to Employee continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11 below).

8. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payment or benefit to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (as defined below) (each, a “Deferred Payment”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A and for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute a Deferred Payment for purposes of Section 8(a) above.

(d) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) is not intended to constitute a Deferred Payment for purposes of Section 8(a) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. “Section 409A Limit” means two (2) times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of his or her separation from service as determined under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.

(e) Notwithstanding the payment provisions of Section 6, in the event and to the extent that the form of the severance benefit or payment to be provided after a Change in Control is different than the form of such severance benefit or payment to be provided prior to a Change in Control and if the applicable severance benefit or payment is a Deferred Payment, then the form of post-Change in Control severance benefit or payment shall be given effect only to the extent permitted by Section 409A and if not so permitted, such post-Change in Control severance benefit or payment shall be provided in the same form that applies prior to the Change in Control.

(f) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (A) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(g) The payments and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the payments or benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

9. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Employee would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Employee and the Company.

10. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) 2021 Plan. “2021 Plan” means the Company’s 2021 Equity Incentive Plan.

(b) Cause. “Cause” means Employee’s:

(i) willful failure to reasonably and substantially perform Employee’s duties (other than as a result of physical or mental illness or injury);

(ii) willful misconduct, intentional misrepresentation or gross negligence which causes injury (or, in the case of willful misconduct, significant injury) to the Company or any of its affiliates (whether financially, reputationally or otherwise);

(iii) commission of an act of fraud, embezzlement, misappropriation or a breach by Employee of Employee’s fiduciary duty or duty of loyalty to the Company or its affiliates;

(iv) indictment, receipt of a charge or conviction for (or plea of guilty or nolo contendere with respect to) any felony or any crime involving dishonesty or moral turpitude;

(v) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises;

(vi) breach of the material terms of any agreement with the Company or any affiliate or any material Company policies (including without limitation any improper disclosure of confidential data and breach of any policy related to sexual harassment, assault or fraternization); or

(vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Employee will not be terminated for Cause without the Company first providing Employee with written notice of the acts or omissions constituting the grounds for Cause within sixty (60) days of the initial existence of the grounds for Cause and, if capable of cure, a cure period of thirty (30) days following the date Employee receives such notice during which such condition must not have been cured.

(c) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d) Disability. “Disability” or “Disabled” means that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(e) Good Reason. “Good Reason” means Employee’s termination of Employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent:

(i) A material reduction of Employee’s duties, authority or responsibilities, relative to Employee’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the COO of the Company remains as such following a change of control but is not made the COO of the acquiring corporation) will not constitute Good Reason;

(ii) A material reduction in Employee’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary; or

(iii) A material breach by the Company of a material provision of this Agreement.

Employee will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and, if capable of cure, a cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(f) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(g) Merger Agreement. “Merger Agreement” means that certain Agreement and Plan of Merger by and among Leo Holdings III Corp., Longleaf Merger Sub, Inc., Longleaf Merger Sub II, LLC and Local Bounti Corporation dated as of June 17, 2021.

(h) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization, other entity or Governmental Authority.

(i) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(j) Termination Date. “Termination Date” means the date on which Employee’s employment with the Company (or any successor) terminates for any reason. For purposes of the payment of severance payments and benefits pursuant to Section 6 hereof, the Termination Date shall also be required to constitute a “separation of service” from the Company (or any successor) within the meaning of Section 409A.

11. Confidentiality Agreement. Employee’s acceptance of this offer and Employee’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement, a copy of which is attached hereto as Attachment A for Employee’s review and execution (the “Confidentiality Agreement”), prior to or on the Effective Date.

12. Pre-Employment Conditions.

(a) Right to Work. For purposes of federal immigration law, Employee will be required, if Employee has not already, to provide to the Company documentary evidence of Employee’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or our Employment relationship with Employee may be terminated.

(b) Verification of Information. This Agreement is also contingent upon the successful verification of the information Employee provided to the Company during Employee’s application process, as well as a general background check performed by the Company to confirm Employee’s suitability for Employment. By accepting this Agreement, Employee warrants that all information provided by Employee is true and correct to the best of Employee’s knowledge, Employee agrees to execute any and all documentation necessary for the Company to conduct a background check and Employee expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

13. Arbitration. To the fullest extent permitted by applicable law, Employee and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Employee’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in Missoula County, Montana (or another mutually agreeable location). This does not prevent either Employee or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Employee’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Employee from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Employee otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing this Agreement, Employee acknowledges and agrees that Employee has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

14. Miscellaneous Provisions.

(a) Successors.

(i) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Employee.

(ii) Employee’s Successors. This Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Indemnification. The Company shall indemnify Employee to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Employee’s service and Employee shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Employee agrees to indemnify and save the Company and its affiliates harmless from any damages, which the Company may sustain in any manner primarily through Employee’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Employee’s case, mailed notices shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(d)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by the Company or the Employee to include in the notice any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, will not waive any right of the Company or Employee, as applicable, hereunder or preclude the Company or Employee, as applicable, from asserting such fact or circumstance in enforcing its or his or her rights hereunder, as applicable.

(e) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(g) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(h) Choice of Law and Severability. Except as otherwise provided in the arbitration agreement in Section 13, this Agreement shall be interpreted in accordance with the laws of the State of [•], without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(i) No Assignment. This Agreement and all of Employee’s rights and obligations hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(j) Acknowledgment. Employee acknowledges that Employee has had the opportunity to discuss this matter with and obtain advice from Employee’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image will have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature will be deemed an original and valid signature.

(l) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Employee by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws, by email or any other electronic means. Employee hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company. In the event the Mergers are not consummated, this Agreement shall be null and void ab initio and of no further force or effect.

Very truly yours,
LOCAL BOUNTI CORPORATION

By:
(Signature)
Name:

Title:

ACCEPTED AND AGREED:
[EMPLOYEE NAME]

(Signature)

Date

Attachment A: Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement

ANNEX I

PERMITTED ACTIVITIES

(See Attached)

ATTACHMENT A

EMPLOYEE NONDISCLOSURE, NON-SOLICITATION, CONFIDENTIALITY AND

DEVELOPMENTS AGREEMENT

(See Attached)

EMPLOYEE NONDISCLOSURE, NON-SOLICITATION, CONFIDENTIALITY

AND DEVELOPMENTS AGREEMENT

[Date]

In consideration of and as a condition of my employment by Local Bounti Corporation, a Delaware corporation, or any other member of the Company Group (as defined below) (the “Company”), and for other good and valuable consideration the receipt of which I hereby acknowledge, I, the undersigned, hereby enter into this Employee Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement (this “Agreement”) with the Company, to be effective as of immediately after the Closing of the Mergers (as those terms are defined in certain Agreement and Plan of Merger by and among Leo Holdings III Corp., Longleaf Merger Sub, Inc., Longleaf Merger Sub II, LLC and Local Bounti Corporation dated as of June 17, 2021) (such date, the “Effective Date”):

1. NON-SOLICITATION OF CUSTOMERS. During the Restricted Period (as defined below), I will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, independent contractor, agent or stockholder of any entity:

(a) solicit, take away or attempt to take away, divert or attempt to divert, or assist any other company or business organization to solicit, take away or attempt to take away, divert or attempt to divert any entity which is a customer, licensee, supplier, vendor, distributor, dealer or manufacturer of the Company or any of its subsidiaries, parents or affiliates, or their respective predecessors, successors and assigns (the Company, together with its subsidiaries, parents and affiliates and their respective predecessors, successors and assigns, the “Company Group”) at the time of my termination of employment from the Company;

(b) solicit, take away or attempt to take away, divert or attempt to divert or assist any other company or business organization to solicit take away or attempt to take away, divert or attempt to divert any entity which was a customer, licensee, supplier, vendor, distributor, dealer or manufacturer of the Company Group at any time within six months prior to my termination of employment from the Company (“Restricted Entity”), provided, however, that this provision shall only be applicable to the extent that I knew or should have known of the Company Group’s relationship with such Restricted Entity based on information available to me at the time of termination of my employment;

(c) solicit, take away or attempt to take away, divert or attempt to divert or assist any other company or business organization to solicit, take away or attempt to take away, divert or attempt to divert any entity which is a Prospective (as defined below) customer, licensee, supplier, vendor, distributor, dealer or manufacturer of the Company Group at the time of my termination of employment from the Company (“Restricted Prospective Entity”), provided, however, that this provision shall only be applicable to the extent that I knew or should have known of the Company Group’s relationship with such Restricted Prospective Entity based on information available to me at the time of termination of my employment; or

(d) interfere with or disrupt or assist any other company or business organization to interfere with or disrupt any existing relationships between the Company Group and an entity which is a customer, licensee, supplier, vendor, distributor, dealer or manufacturer of the Company Group at the time of my termination of employment from the Company.

(e) For the purpose of this Agreement, the term “Restricted Period” will mean the term of my employment with the Company Group and a period of twelve (12) months after the termination thereof (for any reason whatsoever).

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(f) For the purpose of Section 1(c), the term “Prospective” will mean those customers, licensees, suppliers, vendors, distributors, dealers or manufacturers to whom a formal pricing proposal has been made by the Company Group within the twelve (12) months preceding the termination of my employment.

2. NON-SOLICITATION/NON-HIRE OF EMPLOYEES. During the Restricted Period, I will not, directly or indirectly, (a) employ; (b) knowingly permit any company or business organization which is directly or indirectly controlled by me to employ; (c) recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away; or (d) assist any entity, company or business organization to recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away any person who is or was employed by the Company Group or is or was an agent, representative or consultant of the Company Group within the year prior to the termination of my employment with the Company Group. Notwithstanding the foregoing, a general solicitation not targeted at any person who is or was employed by the Company Group shall not be a violation of this Section 2, but hiring of any such person who responds to such general solicitation shall be a violation.

3. NON-COMPETITION. During the Restricted Period, I shall not directly or indirectly, individually or on behalf of any other person or entity, engage in any commercial activity that directly competes with the Company Group, or take an interest in any business (as an owner, stockholder, partner or lender) that directly competes with the Company Group; nor will I take any position (as an employee, consultant, agent or otherwise) with any entity that directly competes with the Company Group. Subject to the terms of this Agreement, I may make passive investments in any enterprise, the shares of which are publicly traded, if such investment constitutes less than one percent (1%) of the equity of such enterprise.

4. NON-DISPARAGEMENT. I will not at any time, whether during or after the termination of my employment (for any reason whatsoever), make any disparaging or defamatory comments regarding the Company Group or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company Group. However, the parties’ obligations under this Section 4 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

5. NONDISCLOSURE OBLIGATION.

(a) I will not at any time, whether during or after the termination of my employment (for any reason whatsoever), reveal to any person or entity any trade secrets or Confidential Information (as defined below) of the Company Group or any trade secrets or Confidential Information of any third parties which the Company Group is under an obligation to keep confidential, except to employees of the Company Group who need to know such information for the purposes of their employment, or as otherwise authorized by the Company in writing or as otherwise required to be disclosed by applicable law. For the purpose of this Agreement, “Confidential Information” includes, but is not limited to, (i) research and development activities, product designs, prototypes and technical specifications, show how and know how, marketing plans and strategies, pricing and costing policies, customer and suppliers lists and accounts, nonpublic financial information, systems, processes, software programs, works of authorship, inventions, projects, plans and proposals and (ii) any business information provided to the Company by its subscribers or other third parties, including but not limited to information relating to subscribers’ customers and any protected health information (PHI) and/or personally identifiable information (PII) as defined by applicable laws and regulations such as the Health Insurance Portability and Accountability Act as well as other applicable privacy laws or regulations. I will keep secret all matters entrusted to me and will not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company Group, nor will I use any Confidential Information in any manner

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which may injure or cause loss or may be calculated to injure or cause loss to the Company Group, whether directly or indirectly, except that nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent legally permissible, you shall promptly provide reasonable advance written notice of any such order to an authorized officer of the Company. Without limiting the generality of the foregoing: (A) nothing in this Agreement prohibits or restricts you (or your attorney) from communicating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other applicable regulatory authority regarding a possible securities law violation; and (B) nothing in this Agreement prohibits or restricts you from exercising protected rights, including without limitation those rights granted under Section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by applicable law, regulation, or order.

(b) Third Party Information. My agreements in this Section 5 are intended to be for the benefit of the Company Group and any third party that has entrusted information or physical material to the Company Group in confidence. In addition, I will not at any time improperly use or disclose to the Company Group any confidential, proprietary or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company Group’s property or place of business.

(c) U.S. Defend Trade Secrets Act. I acknowledge that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6. COMPANY DOCUMENTATION. Furthermore, I agree that during my employment I will not make, use or permit to be used any Company Group documentation otherwise than for the benefit of the Company Group. Company Group documentation includes, but is not limited to, notes memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data documentation or other materials of any nature and in any form, whether written, printed or in digital format or otherwise relating to any matter within the scope of the business of the Company Group or concerning any of its dealings or affairs. While Company Group documentation does include specific materials bearing the Company Group’s brand, Company Group documentation does not include basic document, graphical and explanatory designs that I brought to the Company Group from previous experience and employment. I further agree that I will not, after the termination of my employment, use or permit others to use any such Company Group documentation, it being agreed that all Company Group documentation will be and remain the sole and exclusive property of the Company Group. Immediately upon the termination of my employment I will deliver all Company Group documentation in my possession, and all copies thereof, to the Company Group, at its main office.

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7. ASSIGNMENT OF INVENTIONS.

(a) Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for any member of the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into any member of the Company Group’s product or process a Prior Development owned by me or in which I have an interest, I hereby grant each member of the Company Group, and each member of the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(b) Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development. If any Developments cannot be assigned, I hereby grant to each member of the Company Group an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with any member of the Company Group, I agree not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of any member of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of any member of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of such member of the Company Group for the purpose of furthering the business of such member of the Company Group.

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(d) Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the rights of each member of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall reasonably deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to each member of the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Developments will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of applicable state law, if any.

8. ACKNOWLEDGEMENTS. I acknowledge and recognize that the terms and provisions of this Agreement are not intended to restrict me in the exercise of my skills or the use of knowledge or information that does not rise to the level of Confidential Information set forth above. I acknowledge and agree that the purpose of this Agreement is (and that such agreement is necessary) to prevent me from unfairly taking advantage of the contacts I established while with the Company Group and the Confidential Information, and to protect the Company’s investment in and good will of its business (which I acknowledge are legitimate business interests of the Company). I acknowledge the reasonableness of this Agreement and its respective limitations, given my position with the Company Group, and the Company’s business, and I agree to strictly abide by the terms hereof.

9. NOTICE TO THIRD PARTIES. After the termination of my employment with the Company Group (for whatever reason) and during the Restricted Period, I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company may, with or without prior notice to me, notify third parties of my agreements and obligations under this Agreement. Upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

10. REMEDIES UPON BREACH. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

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11. ABSENCE OF CONFLICTING AGREEMENTS. I understand that the Company Group does not desire to acquire from me any trade secrets, know how or confidential business information that I may have acquired from others. I represent that I will not use such information in the performance of my duties for the Company Group. I also represent that I am not bound by any agreement or any other existing or previous business relationship that conflicts with or prevents the full performance of my duties and obligations to the Company Group during the course of employment.

12. NO OBLIGATION TO CONTINUE EMPLOYMENT. I understand that this Agreement does not create an obligation on the Company Group or any other person or entity to continue my employment.

13. MISCELLANEOUS. Any amendment to or modification of this Agreement, or any waiver of any provision hereof, will require the mutual agreement of the Company and me, in writing and signed by the Company and by me. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. The captions of this Agreement are for reference only and do not define, limit or affect the scope of any section of this Agreement. My obligations under this Agreement will survive the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors, administrators and legal representatives. The Company will have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder will inure to the benefit of and be enforceable by said successors or assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of [•], without giving effect to the principles of conflicts of laws thereof. I agree that the federal and state courts sitting in the State of [•] will have exclusive venue over any dispute or litigation arising out of the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the dates indicated below, to be effective as of the Effective Date.

LOCAL BOUNTI CORPORATION

Date:	Signature:

Name:

Title:

[Signature Page to Employee Nondisclosure, Non-solicitation,

Confidentiality and Developments Agreement]

Date:	Signature:

Name:

[Signature Page to Employee Nondisclosure, Non-solicitation,

Confidentiality and Developments Agreement]

EMPLOYEE NONDISCLOSURE, NON-SOLICITATION, CONFIDENTIALITY

AND DEVELOPMENTS AGREEMENT

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 7

The following is a list of (i) all Developments that, as of the Effective Date: (A) have been created by me or on my behalf, and/or (B) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company Group’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company Group hereunder and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company Group or my ability to recruit or engage customers or service providers on behalf of the Company Group, or otherwise relate to or restrict my ability to perform my duties for the Company Group or any obligation I may have to the Company Group:

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Schedule, I have no inventions, improvements, original works or other Prior Developments to disclose pursuant to Section 7 of this Agreement.

Additional sheets attached

Signature of Employee:

Print Name of Employee:

DATE: